Exhibit 10.2

EXECUTION VERSION

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

JACOBS SOLUTIONS INC.

AND

AMENTUM HOLDINGS, INC.

DATED AS OF SEPTEMBER 27, 2024

TABLE OF CONTENTS

Exhibit A-1	Company Services
Exhibit A-2	SpinCo Services
Exhibit B	Data Processing Agreement

ii

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of September 27, 2024  (the “Effective Date”), is by and between Jacobs Solutions Inc., a Delaware corporation (the “Company”), and Amentum Holdings, Inc., a Delaware corporation (“SpinCo”).  The Company and SpinCo are sometimes each referred to as a “Party” and collectively as the “Parties.”  Capitalized terms that are used but not otherwise defined in the Recitals shall have the respective meanings ascribed to such terms in Section 1.1.

R E C I T A L S:

WHEREAS, pursuant to the Separation and Distribution Agreement (the “Separation Agreement”), dated as of November 20, 2023 (the “Signing Date”), by and among the Company, SpinCo, Amentum Parent Holdings LLC, a Delaware limited liability company (“Merger Partner”), and Amentum Joint Venture LP, a Delaware limited partnership (“Merger Partner Equityholder”), the Company intends to separate the SpinCo Business from the Company Business and to cause the SpinCo Assets, including the equity interests of each Directly Transferred Entity and excluding any Excluded Assets, to be transferred to SpinCo and other members of the SpinCo Group and to cause the SpinCo Liabilities to be assumed by SpinCo and other members of the SpinCo Group, upon the terms and subject to the conditions set forth in the Separation Agreement (the “Separation”);

WHEREAS, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of the Signing Date, by and among the Company, SpinCo, Merger Partner and Merger Partner Equityholder, the parties thereto intend to effect the Separation, the Distribution and the other Transactions, including the Merger;

WHEREAS, the Company desires to provide, or cause to be provided, to SpinCo, and SpinCo desires to receive from the Company certain Company Services, and SpinCo desires to provide, or cause to be provided, to the Company, and the Company desires to receive from SpinCo, certain SpinCo Services following the Closing Date;

WHEREAS, the Merger Agreement provides that, in connection with the consummation of the transactions contemplated thereby, the Parties will enter into this Agreement; and

WHEREAS, this Agreement constitutes the Transition Services Agreement referred to in Section 1.1 of the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

A G R E E M E N T:

ARTICLE I

DEFINITIONS

Section 1.1          Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

“Action” has the meaning set forth in the Separation Agreement.

“Additional Service” has the meaning set forth in Section 2.2.

“Administrative Fee” means a fee equal to three percent (3%) of the fees for each Service as set forth on Exhibit A-1 or Exhibit A-2.

“Affiliate” has the meaning set forth in the Merger Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Baseline Period” has the meaning set forth in Section 2.1(a).

“Business Day” has the meaning set forth in the Merger Agreement.

“Change of Control” means, with respect to a Party, the occurrence after the Effective Date of any of the following:  (a) the sale, conveyance or disposition, in one or a series of related transactions, of all or substantially all of the assets of such Party to a Third Party that is not an Affiliate of such Party prior to such transaction or the first of such related transactions, (b) the consolidation, merger or other business combination of a Party with or into any other Person, immediately following which the equityholders of the Party prior to such transaction fail to own in the aggregate the Majority Voting Power of the surviving Party in such consolidation, merger or business combination or of its ultimate publicly traded parent Person or (c) a transaction or series of transactions in which any Person or “group” (as such term is used in Section 13(d) of the United States Securities Exchange Act of 1934, as amended) acquires the Majority Voting Power of such Party (other than a reincorporation or similar corporate transaction in which each of such Party’s equityholders own, immediately thereafter, interests in the new parent company in substantially the same percentage as such equityholder owned in such Party immediately prior to such transaction).

“Chosen Courts” has the meaning set forth in Section 10.10.

“Closing Date” has the meaning set forth in the Merger Agreement.

“Company” has the meaning set forth in the Preamble.

“Company Business” has the meaning set forth in the Separation Agreement.

“Company Group” has the meaning set forth in the Separation Agreement.

“Company Services” has the meaning set forth in Section 2.1(a).

“Confidential Information” means all information of any kind that is either confidential or proprietary, whether or not marked or designated as such.

“Consent” has the meaning set forth in the Merger Agreement.

“Contract” has the meaning set forth in the Merger Agreement.

“COVID-19” has the meaning set forth in the Merger Agreement.

“COVID-19 Measures” has the meaning set forth in the Merger Agreement.

“Directly Transferred Entity” has the meaning set forth in the Separation Agreement.

“Dispute” has the meaning set forth in Section 9.1.

“Distribution” has the meaning set forth in the Merger Agreement.

“Early Termination Costs” means, with respect to the termination of any Service pursuant to Section 6.2(a)(i) or Section 6.2(b), the Partial Termination of any Service pursuant to Section 6.2(c) or the termination of this Agreement by Provider pursuant to Section 6.2(d), out-of-pocket costs or expenses already incurred or that will become due for payment by Provider or its Affiliates at or following the date of termination or Partial Termination of any Service in anticipation of providing the terminated or partially terminated Services for the full Service Period, where such out-of-pocket costs or expenses would not have been incurred, or be due for payment, by Provider or its Affiliates but for the intended provision of the Service for the full Service Period; provided that Provider agrees to use, and to cause its Affiliates to use, its commercially reasonable efforts to mitigate such out-of-pocket costs or expenses upon and after becoming aware of any such early termination or Partial Termination.

“Effective Date” has the meaning set forth in the Preamble.

“Escalation Notice” has the meaning set forth in Section 9.2(a).

“ESG Reporting” means environmental, social and governance reporting and disclosures.

“Excluded Assets” has the meaning set forth in the Separation Agreement.

“Fee” and “Fees” have the meaning set forth in Section 2.4.

“Fee Dispute” has the meaning set forth in Section 9.5.

“Force Majeure” means, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault, negligence or breach of this Agreement by such Party (or any Person acting on its behalf) and which by the exercise of reasonable diligence such Party is unable to prevent and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, governmental action or inaction, compliance with applicable Law or regulation, embargoes, epidemics, pandemics (including any COVID-19 pandemic and any events arising from COVID-19 Measures adopted or enforced after the date of this Agreement), acts  of war (declared or undeclared), riots, nuclear incidents,  civil commotion, insurrections, fires, explosions, earthquakes, disaster, hurricane, floods, unusually severe weather conditions, labor shortages or unavailability of necessary equipment, slowdown, strike, cyberattack, energy shortage, embargo, systems failure, malfunction or disruption, Internet, electrical, power or other utilities failure, malfunction or disruption, or unavailability of parts or equipment.

“Governmental Authority” has the meaning set forth in the Merger Agreement.

“Initial Term” has the meaning set forth in Section 2.1(a).

“Intellectual Property” has the meaning set forth in the Separation Agreement.

“IT Assets” has the meaning set forth in the Separation Agreement.

“Law” has the meaning set forth in the Separation Agreement.

“Liability” has the meaning set forth in the Merger Agreement.

“Losses” has the meaning set forth in the Merger Agreement.

“Majority Voting Power” means a majority of the voting power in the election of directors of all outstanding voting securities of the Person in question.

“Merger” has the meaning set forth in the Merger Agreement.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Partner” has the meaning set forth in the Recitals.

“Merger Partner Equityholder” has the meaning set forth in the Recitals.

“Partial Termination” has the meaning set forth in Section 6.2(c).

“Parties” and “Party” have the meanings set forth in the Preamble.

“Person” has the meaning set forth in the Merger Agreement.

“Personnel” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, independent contractors, permitted subcontractors and consultants.

“Provider” means (a) with respect to a Company Service, the Company, and (b) with respect to a SpinCo Service, SpinCo.

“Provider Indemnitees” has the meaning set forth in Section 8.2.

“Provider Systems” means, with respect to each Service, the IT Assets, information, Software or other Technology owned or controlled by Provider or any of its Affiliates that is required for Recipient’s receipt or use of the Services.

“Recipient” means (a) with respect to a Company Service, SpinCo, and (b) with respect to a SpinCo Service, the Company.

“Recipient Group” means (a) with respect to the Company, the Company Group, and (b) with respect to SpinCo, the SpinCo Group.

“Recipient Indemnitees” has the meaning set forth in Section 8.3.

“Recipient Systems” means, with respect to each Service, the IT Assets, information, Software or other Technology owned or controlled by Recipient or any of its Affiliates that is required for its use of the Services or Provider’s provision of the Services.

“Relevant Business” means (a) with respect to Company Services, the SpinCo Business, and (b) with respect to SpinCo Services, the portions of the Company Business to which the SpinCo Services were provided during the Baseline Period.

“Separation” has the meaning set forth in the Recitals.

“Separation Agreement” has the meaning set forth in the Recitals.

“Service Changes” has the meaning set forth in Section 2.3(d).

“Service Extension Period” has the meaning set forth in Section 2.1(c).

“Service Manager” has the meaning set forth in Section 3.2.

“Service Noncompliance” has the meaning set forth in Section 6.2(a)(ii).

“Service Period” has the meaning set forth in Section 2.1(c).

“Services” has the meaning set forth in Section 2.1(a).

“Services Migration” has the meaning set forth in Section 2.7.

“Signing Date” has the meaning set forth in the Recitals.

“Software” has the meaning set forth in the Separation Agreement.

“SpinCo” has the meaning set forth in the Preamble.

“SpinCo Assets” has the meaning set forth in the Separation Agreement.

“SpinCo Business” has the meaning set forth in the Separation Agreement.

“SpinCo Entities” has the meaning set forth in the Merger Agreement.

“SpinCo Group” has the meaning set forth in the Separation Agreement.

“SpinCo Liabilities” has the meaning set forth in the Separation Agreement.

“SpinCo Services” has the meaning set forth in Section 2.1(a).

“Subsidiary” has the meaning set forth in the Merger Agreement.

“Taxes” has the meaning set forth in the Merger Agreement.

“Technology” has the meaning set forth in the Separation Agreement.

“Term” has the meaning set forth in Section 6.1.

“Third Party” means any Person other than the Parties or any of their Affiliates.

“Third Party Approval” has the meaning set forth in Section 2.3(c).

“Third Party Service Provider” has the meaning set forth in Section 2.1(a).

“Transaction Documents” has the meaning set forth in the Merger Agreement.

“Transaction Taxes” has the meaning set forth in Section 5.4(a).

“Transactions” has the meaning set forth in the Merger Agreement.

“TSA Managers” has the meaning set forth in Section 3.2.

ARTICLE II

SERVICES

Section 2.1          Services.

(a)          Except as otherwise set forth in this Agreement, commencing as of the Effective Date and for the initial terms as set forth on Exhibit A-1 or Exhibit A-2 hereto (such period, the “Initial Term”), and subject to the last sentence of Section 6.3, (i) the Company agrees to provide to SpinCo or its designated Subsidiaries, for use solely by SpinCo or its Subsidiaries, the services set forth on Exhibit A-1 hereto (the “Company Services”) and (ii) SpinCo agrees to provide to the Company or its designated Subsidiaries, for use solely by the Company Group, the services set forth on Exhibit A-2 hereto (the “SpinCo Services” and, together with the Company Services, the “Services”).  The Recipient Group may use the Services solely (i) to the extent in connection with the operation of the Relevant Business, and (ii) in substantially the same manner in which, and for substantially the same purpose as, such Services were used by the Company and its Subsidiaries in connection with the operation of the Relevant Business during the twelve (12)-month period immediately prior to the Effective Date (the “Baseline Period”).  Notwithstanding anything to the contrary herein, the Services shall exclude any services not expressly set forth on Exhibit A-1 or Exhibit A-2 (it being understood that any Additional Services added to Exhibit A-1 or Exhibit A-2 pursuant to Section 2.2 shall not be so excluded).  Recipient acknowledges that

Provider may provide the applicable Services directly, through any of its Affiliates or through one or more Third Parties engaged by Provider to provide Services in accordance with the terms of this Agreement (each such Third Party, a “Third Party Service Provider”).  Except as expressly set forth in Section 2.3(a), neither Provider nor its Affiliates, nor any other Person on their behalf, makes any representations or warranties, express or implied, with respect to any services provided by a Third Party Service Provider.

(b)          Upon the expiration of each applicable Service Period, all obligations of Provider with respect to the provision of the applicable Service shall automatically and immediately terminate; provided that such expiration shall not release a Party from any liability or obligation that already has accrued as of the effective date of such expiration.

(c)          Except as set forth on Exhibit A-1 or Exhibit A-2, if Recipient reasonably determines that it will require a Service to continue beyond the Initial Term or the end of any then current Service Extension Period, subject to the last sentence of Section 6.3, Recipient may extend the term for such Service by written notice to Provider no less than thirty (30) days prior to (i) the end of the Initial Term or (ii) the end of such then current Service Extension Period, as applicable, and Provider shall cause such Service to be provided during such Service Extension Period in accordance with the terms hereof, in increments equal to the lesser of (A) twenty-five percent (25%) of the Initial Term, rounded up to the nearest day, or (B) three (3) months, provided in each case, that if the last day of such period ends on a day that is not a Business Day, then such period shall be extended to the next Business Day (the “Service Extension Period” and the Initial Term extended by the Service Extension Period, if any, the “Service Period”); provided that the Fee for that Service shall be increased (i) to one hundred ten percent (110%) of the Fee applicable during the Initial Term of such Service for the “Initial Service Extension Period” of such Service set forth on Exhibit A-1 or Exhibit A-2, as applicable, (ii) to one hundred fifteen percent (115%) of the Fee applicable during the Initial Term of such Service for any second extension of such Service, and (iii) to one hundred thirty percent (130%) of the Fee applicable during the Initial Term of such Service for the remainder of the Service Extension Period of such Service.

Section 2.2          Additional Services.  Subject to Section 3.3, if, within one hundred twenty (120) days following the Effective Date, Recipient identifies a service (each, an “Additional Service”) that (a) was provided by Provider or its Subsidiaries (excluding, in the case of the Company, the SpinCo Entities) to the Relevant Business during the Baseline Period, (b) is necessary for the Relevant Business to operate in substantially the same manner as the Relevant Business operated during the Baseline Period, (c) is not included on Exhibit A-1 or Exhibit A-2 and (d) cannot readily be provided by Recipient or its Affiliates (including, in the case of SpinCo, the SpinCo Entities) or a Third Party on commercially reasonable terms and conditions, then, subject to the other terms and conditions provided in this Agreement, Provider shall use its commercially reasonable efforts to provide such Additional Services; provided that Provider shall have no obligation to provide such Additional Service unless and until the Parties mutually agree on all terms and conditions for the provision of such Additional Service, including the Service Period and the Fee for such Additional Service, which terms and conditions shall be negotiated by the Parties in good faith.  Upon the mutual written agreement of the Parties, the Parties shall amend Exhibit A-1 or Exhibit A-2, as applicable, to add such Additional Service, and in such case, such Additional Service shall be deemed a Service hereunder, and be subject to the terms and conditions of this Agreement.

Section 2.3          Performance of Services.

(a)          Except as set forth on Exhibit A-1, the Company shall perform, or shall cause to be performed, all Services to be provided by the Company in a commercially reasonable manner consistent in all material respects with the standard of care and service levels at which the same or similar services were performed by or on behalf of the Company during the Baseline Period; provided that in providing any Company Service the Company shall have no obligation to allocate human, Technology, equipment or other resources materially in excess of the level of resources historically allocated to the provision of such Services by the Company or its Affiliates in connection with the operation of the SpinCo Business during the Baseline Period.  Except as set forth on Exhibit A-2, SpinCo shall perform, or shall cause to be performed, all Services to be provided by SpinCo in a commercially reasonable manner consistent in all material respects with the standard of care and service levels at which SpinCo performs the same or similar services for itself; provided that, in providing any SpinCo Service, SpinCo shall have no obligation to allocate human, Technology, equipment or other resources materially in excess of the level of resources historically allocated to the provision of such Services by the SpinCo Entities in connection with the operation of the businesses of the Company and its Affiliates to which the SpinCo Services were provided during the Baseline Period.  The Parties acknowledge and agree that Provider shall not be obligated to provide any upgrade or other enhancement to any Service other than upgrades or enhancements consistent with routine and regular maintenance during the Baseline Period.

(b)          Each Party shall be responsible for its own compliance with any and all Laws or rules of professional conduct applicable to its performance under this Agreement.  No Party shall take any action in violation of any such applicable Law or rules of professional conduct that results in liability being imposed on the other Party.  Nothing in this Agreement shall require Provider to perform or cause to be performed any Service to the extent that the manner of such performance would constitute  a violation of any applicable Law or rules of professional conduct or any existing Contract with a Third Party as of the Effective Date.  If Provider is or becomes aware of any such violation of any applicable Law, rules of professional conduct or existing Contract with a Third Party, Provider shall advise Recipient of such violation, subject to any applicable confidentiality obligation, and Provider and Recipient will mutually seek a reasonable alternative that eliminates such violation.  If a change in or addition to any applicable Law or rules of professional conduct comes into effect after the Signing Date and causes Provider to incur additional out-of-pocket expenses in providing the Services, Provider shall advise Recipient of such additional out-of-pocket expenses, and Provider and Recipient will mutually seek a reasonable alternative that minimizes such additional out-of-pocket expenses.  Any additional out-of-pocket expenses arising from the foregoing shall be borne by Recipient.

(c)          The Parties agree to cooperate in good faith and use commercially reasonable efforts to obtain any necessary Consent, order of, or any exemption by, any Third Party (each, a “Third Party Approval”) required under any existing Contract with a Third Party to allow Provider to perform, or cause to be performed, all Services to be provided by Provider hereunder; provided that neither Party shall be required to accept any terms or conditions, commit to pay any amount, incur any obligation in favor of or offer or grant any accommodation (financial or otherwise), regardless of any provision to the contrary in such existing Contract, to any Third Party to obtain any such Third Party Approval.  Unless otherwise agreed in writing by the Parties, if there are any out-of-pocket costs, expenses or Liabilities incurred or required to be incurred by

Provider or any of its Subsidiaries in connection with obtaining any such Third Party Approval (including, if agreed by the Parties, the amount paid, obligation incurred or accommodation granted to Third Parties to obtain such Third Party Approval) that is required to allow Provider to perform or cause to be performed such Services, then the applicable Recipient of such Service shall elect to either (i) pay such out-of-pocket costs, fees or expenses or assume such Liability, in addition to any other costs, Fees or expenses such Recipient is otherwise required to pay under this Agreement, or (ii) decline such Service; provided that the Parties shall use commercially reasonable efforts to minimize such out-of-pocket costs, expenses and Liabilities.  If the Parties, despite using commercially reasonable efforts, are unable to obtain any required Third Party Approval, or mutually decide not to seek or obtain any required Third Party Approval, the Parties shall use commercially reasonable efforts to negotiate in good faith reasonable modifications to the Services or the provision of substitute services (which substitute services shall be deemed “Services” hereunder), such that such Third Party Approvals are not required.  Any incremental out-of-pocket costs and expenses incurred by or on behalf of Provider with respect to such mutually agreed modifications or substitute services shall be borne by the applicable Recipient.  Notwithstanding anything to the contrary herein, subject to Provider complying with its obligations under this Section 2.3(c), Provider will not be in breach of this Agreement or have any liability to the Recipient Group solely as a result of any non-performance of, or other effect upon, any applicable Services as a result of any failure to obtain any such Third Party Approval.  If any Third Party Approval is required to be obtained for the receipt of the Services as a result of any Third Party relationship, contractual commitment or legal obligation of Recipient or any member of the Recipient Group for the receipt of Services, Recipient shall be responsible for obtaining any such Third Party Approval at its sole cost and expense; provided that Provider shall reasonably cooperate with and assist Recipient in obtaining such Consent.

(d)          If, in order to accommodate an increase in the use of any Service beyond the level of use of such Service by the Company or any of its Subsidiaries during the Baseline Period, Provider is required to (i) increase staffing (other than any replacements for existing staffing), (ii) acquire, lease or license additional facilities, equipment or software or (iii) engage in significant capital expenditures or (iv) apply for or obtain one or more consents from Third Parties (other than renewals of any preexisting permits, licenses or authorizations) (clauses (i) to (iv), collectively, the “Service Changes”), then Provider shall inform Recipient in writing of the Service Change and propose a plan for implementing the Service Change, and the Parties shall negotiate in good faith and reach agreement to adjust or change the Services, including the Fees, before Provider is required to undertake any Service Change; provided that Provider shall have no obligation to provide the Services (A) other than to the Recipient Group for the benefit of the Relevant Business, (B) within a greater scope or in a greater volume than, or at a different location than, such Services were provided by the Company and its Subsidiaries to the Relevant Business during the Baseline Period or (C) to the extent that any changes are made to the Relevant Business that increase Provider’s out-of-pocket costs with respect to the provision of such Services.  If the Parties agree that Provider shall undertake the Service Change, then such Service Change, together with any other adjustments or changes to the Services, including to the Fees, shall be documented in a written agreement signed by the Parties, and the Parties shall jointly amend Exhibit A-1 or Exhibit A-2, as applicable, to reflect such written agreement.  Each amended section of Exhibit A-1 or Exhibit A-2, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such written agreement and the Service Changes set forth in such amended section of Exhibit A-1 or Exhibit A-2 shall be deemed a part of the Services provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

(e)          Neither Provider nor any of its Subsidiaries shall be required to perform or to cause to be performed any of the Services for the benefit of any Third Party or any other Person other than the Recipient Group.  The Recipient Group shall not resell, license or otherwise permit the use of any of the Services by any other Person, except that the Recipient Group may permit the use of any of the Services by Third Parties engaged by the Recipient Group, who are working for or on behalf of the Recipient Group, solely to the extent necessary for such Third Parties to assist the Recipient Group in the operation of the SpinCo Business.

(f)          EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 2.3, RECIPIENT ACKNOWLEDGES AND AGREES THAT ALL SERVICES ARE PROVIDED ON AN “AS-IS” BASIS, AND THAT PROVIDER MAKES NO OTHER REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, WITH RESPECT TO THE SERVICES.  PROVIDER SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR THE NONINFRINGEMENT OF ANY INTELLECTUAL PROPERTY OF THIRD PARTIES.  THE PARTIES ACKNOWLEDGE AND AGREE THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, (I) RECIPIENT ASSUMES ALL RISKS AND LIABILITIES ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE UPON THE SERVICES, AND (II) NEITHER PROVIDER NOR ANY OF ITS AFFILIATES NOR ANY OTHER PERSON ON THEIR BEHALF MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT THERETO.

Section 2.4          Fees for Services.  Recipient shall pay Provider a fee for each Service in such amount and based on such cost methodology as set forth on Exhibit A-1 or Exhibit A-2 (together with the Administrative Fee, each a “Fee” and, collectively, “Fees”).  During the Term, the amount of the Fee for any Service may be modified to the extent of (i) any adjustments mutually agreed to by the Parties, (ii) any Service Change requested by Recipient and agreed upon by Provider pursuant to Section 2.3(d), (iii) any adjustment in the rates or charges imposed by any Third Party Service Provider (proportional to the respective use of such Services by each Party) and (iv) the adjustment for the Service Extension Period, if any, in accordance with Section 2.1(c).  Together with any invoice for Fees, Provider shall provide Recipient with reasonable documentation to support the calculation of the Fees, including any additional documentation reasonably requested by Recipient to the extent that such documentation is in Provider’s or its Subsidiaries’ possession or control.

Section 2.5          Reimbursement for Out-of-Pocket Costs and Expenses.  Recipient shall reimburse Provider for (a) reasonable and documented out-of-pocket costs and expenses, including Third Party costs, incurred by Provider or any of its Subsidiaries in connection with the provision of Services to the extent that such out-of-pocket costs and expenses are not expressly included in the Fees for such Services as indicated in Exhibit A-1 or Exhibit A-2, as applicable, and (b) reasonable and documented out-of-pocket costs and expenses, including Third Party costs, incurred by Provider or any of its Subsidiaries in connection with planning and executing the migration or transition of the Services to the Recipient Group (or its designee) or the performance of Provider’s obligations pursuant to Section 2.7.

Section 2.6          Changes in the Performance of Services.  It is understood and agreed that Provider may from time to time modify, change or enhance the manner, nature, quality and/or standard of care of any Service provided to Recipient to the extent Provider or any of its Affiliates is making a similar change in the performance of services similar to such Services for Provider and its Affiliates; provided that (i) no such modification, change or enhancement shall materially reduce the quality or service level of, or increase the Fee for, the applicable Service, without Recipient’s prior written consent (not to be unreasonably withheld, conditioned or delayed) and (ii) Provider provides prior written notice to Recipient regarding any modification, change or enhancement to any Service.  Without limiting the generality of the foregoing, Recipient acknowledges and agrees that the provision of the Services is subject to any upgrades, changes and modifications that Provider may implement to its IT Assets in the ordinary course.

Section 2.7          Transitional Nature of Services and Migration.  The Parties acknowledge the transitional nature of the Services.  Recipient shall use commercially reasonable efforts to migrate, reduce and terminate its use of each and every Service from Provider to Recipient (or its designee) before the end of the Initial Term for such Service.  Provider agrees to use commercially reasonable efforts to assist and cooperate in good faith with Recipient to effectuate the transition and migration of the Services, including any transition and migration of IT Assets, in each case in preparation of the end of the Services provided herein (“Services Migration”); provided that any work in addition to the Services requested by Recipient to facilitate Services Migration or support set up of Recipient’s systems is subject to Provider’s consent.  In no event shall Provider or its Affiliates be responsible for bearing any costs of any such Services Migration.  Recipient shall reimburse Provider for any reasonable and documented out-of-pocket costs and expenses, whether paid to Third Parties or otherwise, in cooperating with Recipient under this Section 2.7.  Notwithstanding anything to the contrary herein, during any electronic data migration, Provider will maintain a back-up copy of the applicable data and will preserve such data for ninety (90) days after electronic notification from Provider to Recipient that transmission of data is complete (or such other period as the Parties may agree) to allow Recipient to validate the data integrity of the transfer.

ARTICLE III

SUBCONTRACTING; TSA MANAGERS

Section 3.1          Affiliates; Subcontracting.  Provider may hire or engage one or more Affiliates or, with the consent of Recipient (not to be unreasonably withheld, conditioned or delayed), Third Party Service Providers, to provide Services hereunder; provided that Provider shall (a) take reasonable measures to ensure that each such Affiliate or Third Party Service Provider complies with the terms of this Agreement in relation to the provision of Services, and (b) use the same degree of care in selecting such Affiliate or Third Party Service Provider as it would if such Affiliate or Third Party Service Provider was being retained to provide similar services to Provider; provided, further, that Provider’s exercise of its rights pursuant to this Section 3.1 shall not (i) adversely affect the applicable Services in any material respect or (ii) materially increase Recipient’s costs of receiving the Services; provided, further, that if any such Third Party

Service Provider has been engaged by the Company to perform the same or similar services prior to the Closing Date, then Recipient’s written consent and clauses (b), (i) and (ii) shall be deemed satisfied.  Provider shall in all cases remain primarily responsible for ensuring that its obligations under this Agreement with respect to the nature, scope, quality and other aspects of the Services are satisfied with respect to any Services provided by any such Affiliate or Third Party Service Provider and shall be liable for any failure of any such Affiliate or Third Party Service Provider to so satisfy such obligations (or if any such Affiliate or Third Party Service Provider otherwise breaches any provision hereof).  Notwithstanding the foregoing, if a Third Party Service Provider provides all or part of any Service pursuant to a written agreement with Recipient, Recipient agrees to be bound by, and to cause its Affiliates to comply with, those obligations that such agreement places on Recipient, and Provider shall not be responsible for its obligations under this Agreement that are specified in such agreement to be obligations of the Third Party Service Provider.

Section 3.2          TSA Managers and Service Managers. The Company and SpinCo shall each appoint and designate an individual to act as its initial manager with overall responsibility for all Services (the “TSA Managers”).  The Company and SpinCo shall provide each other with written notice of the identity and title of its TSA Manager upon execution of this Agreement.  The Company and SpinCo shall also each appoint and designate an individual holding the title set forth in the applicable sections of Exhibit A-1 or Exhibit A-2 to act as the service manager for a particular Service (each, a “Service Manager”).  Unless otherwise specified in Exhibit A-1 or Exhibit A-2, with respect to each Service, the Service Manager shall have primary responsibility for coordinating and managing the delivery and use of that Service and shall have authority to act on the Company’s or SpinCo’s behalf, as applicable, with respect to the provision and use of such Service.  In overseeing its Service Managers, the TSA Managers shall have all of the authority of each of their respective Service Managers across all Services and will be responsible for resolving any Disputes that cannot be resolved between each Party’s Service Managers.  The TSA Managers and applicable Service Managers shall work with the respective Personnel of each Party and Third Party Service Providers to periodically address issues and matters raised by the other Party relating to the provision of Services.  All communications between the Parties pursuant to this Agreement regarding routine matters involving a Service shall be directed to the applicable Service Manager with a copy to the TSA Managers, and all other communications between the Parties pursuant to Article II (other than the negotiation and execution of any written agreement that amends Exhibit A-1 or Exhibit A-2, which shall be sent in accordance with the provisions of Section 10.9) shall be directed to the applicable TSA Manager.  Each Party shall notify the other Party of any change in the status of its TSA Manager or any of its Service Managers that would affect such TSA Manager’s or Service Manager’s ability to carry out the responsibilities set forth in this Section 3.2 at least five (5) Business Days prior to such change.  Either Party may replace the individual designated as a Service Manager or TSA Manager upon at least fifteen (15) Business Days’ notice to the other Party, such notice to be sent to the TSA Manager for the other Party.

Section 3.3          Services Not Included.  It is not the intent of Provider to render to Recipient, nor of Recipient to receive from Provider, any professional advice or opinions or other service with regard to tax, legal, treasury, finance and accounting, payroll, benefits, pensions, employment, regulatory, ESG Reporting, audit, insurance (including the provision of insurance) or other business or technical matters, other than as may be expressly set forth in Exhibit A-1 or Exhibit A-2.  In no event shall Provider be liable for, and Recipient shall not rely on or construe, any Service rendered by or on behalf of Provider as professional advice or opinions.

ARTICLE IV

OTHER ARRANGEMENTS

Section 4.1          Access.  Recipient shall, and shall cause its Subsidiaries to, allow Provider and its Subsidiaries and Third Party Service Providers and their respective representatives reasonable access, during normal business hours and upon reasonable advance notice to Recipient, to the properties, facilities, information, systems, Technology, infrastructure and Personnel of Recipient and its Subsidiaries that is necessary for Provider and its Subsidiaries and Third Party Service Providers and their respective representatives to fulfill their obligations under this Agreement.  Provider agrees that all of its and its Subsidiaries’ employees shall, and that it shall use commercially reasonable efforts to cause its Third Party Service Providers and representatives’ employees to, when on the property of Recipient or its Subsidiaries, or when given access to any properties, facilities, information, systems, Technology, infrastructure or Personnel of Recipient or its Subsidiaries, (a) conform to the reasonable security policies and procedures of Recipient and its Subsidiaries, as applicable, that are made known or provided to Provider reasonably in advance; (b) not attempt to obtain access to, use or interfere with, any Recipient Systems, or any data owned, used or processed by Recipient, except to the extent required or appropriate to do so to provide the Services and (c) notify Recipient as promptly as reasonably practicable after becoming aware of any identified breach or suspected material breach of security of the Recipient Systems in connection with access by Provider or its Subsidiaries, Third Party Service Providers or their respective representatives or any destruction, Loss, alteration or unauthorized disclosure of, or access to, non-public information contained therein or any other sensitive or confidential information (including information relating to an identified or identifiable individual) supplied by or on behalf of Recipient in connection with this Agreement and, in the event of any such actual or suspected breach or destruction, loss, alteration, disclosure or access, each Party shall, and shall cause its applicable Affiliates, employees or subcontractors, to use commercially reasonable efforts to cooperate with the other Party in investigating and mitigating the effect thereof.

Section 4.2          Reliance.  In connection with the performance of this Agreement, Provider and its Affiliates and Third Party Service Providers shall be entitled to rely upon the genuineness, validity or truthfulness of any document, instrument or other writing presented by Recipient, its Subsidiaries or any of their respective representatives.  Provider and its Affiliates and Third Party Service Providers shall not be liable for any impairment of any Service caused by their not receiving information, materials or access pursuant to Section 4.1, either timely or at all, or by their receiving inaccurate or incomplete information on which they reasonably relied from Recipient or its Subsidiaries or their respective representatives.

ARTICLE V

PAYMENTS; BILLING; TAXES

Section 5.1          Procedure.  Fees for the Services shall be charged to and payable by Recipient.  Amounts payable pursuant to this Agreement shall be paid by wire transfer (or such other method of payment as may be agreed between the Parties from time to time) to Provider (as directed in writing by Provider) on a monthly basis, which amounts shall be due within forty-five (45) days of Recipient’s receipt of each such invoice for the Fees; provided that the Fees for any

Service other than any Service in the Finance function shall be pro-rated for any partial month period.  All amounts due and payable hereunder shall be invoiced and paid in U.S. dollars.

Section 5.2          Payment Information.  As promptly as reasonably practicable following the request of Recipient, Provider shall cooperate and provide such reasonably available information and back-up therefor as reasonably requested by Recipient to the extent reasonably required to permit Recipient to review, evaluate and verify the amounts set forth in any invoice delivered to Recipient in connection with the Services hereunder.  If following any such review, any overpayment above the amounts required to be paid pursuant to this Agreement by Recipient is determined to have occurred, Provider shall promptly refund the amount of such overpayment to Recipient or credit the amount of such overpayment to Recipient’s next payment due.

Section 5.3          Late Payments.  Fees not paid when due pursuant to this Agreement (and any other amounts billed or otherwise invoiced or demanded and payable hereunder that are not paid within forty-five (45) days of the receipt of such bill, invoice or other demand) shall accrue interest at an annual rate equal to the prime rate set forth in the Wall Street Journal in effect on the date such payment was due plus two percent (2%) or the maximum rate under applicable Law, whichever is lower (the “Interest Payment”).  In addition, Recipient shall indemnify Provider for its reasonable and documented out-of-pocket costs, including reasonable attorneys’ fees and disbursements, incurred to collect any such unpaid amount.

Section 5.4          Taxes.

(a)          All Fees for Services shall be exclusive of any value added, goods and services, sales, use, consumption, excise, service, transfer, stamp, documentary, filing, recordation Taxes or similar Taxes (“Transaction Taxes”).  Without limiting any provision of this Agreement, Recipient shall be responsible for all Transaction Taxes imposed or assessed with respect to the provision of Services by Provider.  Provider and Recipient shall cooperate to minimize any Transaction Taxes and in obtaining any refund, return or rebate, or applying an exemption or zero-rating for Services giving rise to any Transaction Taxes, including by filing any exemption or other similar forms or providing valid tax identification number or other relevant registration numbers, certificates or other documents.  Recipient and Provider shall cooperate regarding any requests for information, audit, or similar request by any taxing authority concerning Transaction Taxes payable with respect to Services provided pursuant to this Agreement.

(b)          All payments made by or on behalf of Recipient under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes, unless Recipient is required to withhold or deduct Taxes under applicable Law.  If Recipient is so required to withhold or deduct any amount for or on account of Taxes from any payment made pursuant to this Agreement, Recipient shall (i) promptly notify Provider of such required deduction or withholding and the amount of payment due from Recipient, (ii) make such deductions or withholdings as are required by applicable Law and (iii) timely pay the full amount deducted or withheld to the relevant taxing authority.  Recipient shall not be required to pay any additional amounts to Provider to account for, or otherwise compensate Provider for, any deduction or withholding for or on account of Taxes.

ARTICLE VI

TERM AND TERMINATION

Section 6.1          Term.  This Agreement shall commence at the Effective Date and shall remain in effect until terminated in accordance with this Article VI (the “Term”).  This Agreement shall terminate upon the earliest to occur of (a) the last date on which either Provider is obligated to provide any Service to the applicable Recipient in accordance with the terms of this Agreement, (b) the mutual written agreement of the Parties to terminate this Agreement in its entirety or (c) the date that is twenty-four (24) months following the Effective Date.  Unless earlier terminated pursuant to Section 6.2, each Service shall terminate as of the close of business on the last day of the Service Period for such Service.

Section 6.2          Early Termination.

(a)          Without prejudice to Recipient’s rights with respect to Force Majeure, Recipient may from time to time terminate this Agreement with respect to the entirety of any individual Service, but not a portion thereof (unless otherwise agreed by Provider in accordance with Section 6.2(c)):

(i)          subject to Section 6.3 and, except as set forth on Exhibit A-1 or Exhibit A-2, for any reason or no reason, upon the giving of at least sixty (60) days’ prior written notice to Provider; provided that if Exhibit A-1 or Exhibit A-2 sets forth a different notice period, then Recipient shall instead be required to comply with such different notice period; provided, further, that any such termination shall be subject to the obligation to pay any applicable Early Termination Costs; or

(ii)          if Provider has failed to perform any of its material obligations under this Agreement with respect to such Service, and such failure shall continue to be uncured for a period of at least thirty (30) days after receipt by Provider of written notice specifying the details of such failure from Recipient (such failure to perform, a “Service Noncompliance”); provided that, notwithstanding the foregoing, a Service Noncompliance shall be deemed not to occur to the extent Provider is not able to provide the Services or cure such noncompliance as a result of (A) a Force Majeure, (B) Recipient’s breach of this Agreement or (C) Provider’s compliance with applicable Law or rules of professional conduct; provided, further, that Recipient shall not be entitled to terminate the applicable Service if, as of the end of such period, there remains a good faith dispute between the Parties as to whether Provider has cured the applicable Service Noncompliance.

(b)          Provider may terminate this Agreement with respect to any individual Service, at any time upon prior written notice to Recipient if Recipient has failed to perform any of its material obligations under this Agreement relating to such Service, including making payment of Fees for such Service when due, and such failure shall continue to be uncured for a period of at least thirty (30) days after receipt by Recipient of a written notice of such failure from Provider; provided that Provider shall not be entitled to terminate the applicable Service if, as of the end of such period, there remains a good faith dispute between the Parties as to whether Recipient has cured the applicable breach.  In the event that Provider terminates this Agreement in accordance with this Section 6.2(b), Recipient shall be liable for any applicable Early Termination Costs.

(c)          Notwithstanding anything to the contrary herein, in the event either Party requests to terminate this Agreement with respect to a portion, but not the entirety, of any individual Service (a “Partial Termination”), the other Party shall consider such request in good faith.  If such other Party agrees to such Partial Termination, the Parties shall negotiate in good faith and mutually agree to the necessary amendments to this Agreement and the Exhibits hereto to accommodate such Partial Termination; provided that the Party that requested the Partial Termination shall reimburse the other Party for any Early Termination Costs incurred by such other Party or any of its Subsidiaries in connection with such Partial Termination.

(d)          The Company may terminate this Agreement in the event of a Change of Control of the SpinCo Business in which the acquirer is a competitor of the Company, as reasonably determined by the Company in good faith, taking into account all relevant factors (including the nature and extent of such acquirer’s competition with the Company).  If the Company terminates this Agreement in accordance with this Section 6.2(d), SpinCo shall be liable for any applicable Early Termination Costs.

(e)          Either Party may terminate this Agreement upon written notice to the other Party if the other Party (i) files a petition in bankruptcy, (ii) becomes or is declared insolvent, (iii) becomes the subject of any proceedings (not dismissed within fifteen (15) days of being filed or commenced) related to its liquidation, insolvency or the appointment of a receiver, provisional liquidator, conservator, custodian, trustee or other similar official, (iv) makes an assignment or any general arrangement for the benefit of creditors or (v) takes any corporate action for its winding up or dissolution.  In the event that either Party terminates this Agreement in accordance with this Section 6.2(e), the other Party shall be liable for any applicable Early Termination Costs.

(f)          Provider may in its reasonable discretion temporarily suspend the provision of Services (or any part thereof) for reasons of preventative or emergency maintenance or other exigent circumstances beyond the reasonable control of Provider.  Provider shall use its commercially reasonable efforts to inform Recipient reasonably in advance of any such suspension and shall (i) cooperate with Recipient to mitigate any negative effects on Recipient’s operations due to such suspension and (ii) use commercially reasonable efforts to remove the causes of such suspension and resume performance under this Agreement as soon as reasonably practicable (and in no event later than the date that the affected Party resumes providing analogous services to, or otherwise resumes analogous performance under any other agreement for, itself, its Affiliates or any Third Party) unless this Agreement has previously been terminated under this Article VI.

Section 6.3          Interdependencies.  Notwithstanding anything to the contrary in Section 6.2, Recipient may only terminate a Service before the end of the relevant Service Period if it also terminates all other Services that are identified in Exhibit A-1 or Exhibit A-2, as applicable, as being dependent on that Service.  The Parties acknowledge and agree that (a) there may be additional interdependencies among the Services being provided under this Agreement that are not expressly included in Exhibit A-1 or Exhibit A-2, (b) upon the request of either Party, the Parties shall cooperate and act in good faith to determine whether (i) any such additional interdependencies exist with respect to the particular Service that a Party is seeking to terminate pursuant to Section 6.2 and (ii) in the case of such termination, Provider’s ability to provide a particular Service in accordance with this Agreement would be adversely affected by such termination of another Service, and (c) if the Parties have determined that such additional interdependencies exist (and, in the case of such termination that Provider’s ability to provide a particular Service in accordance with this Agreement would be adversely affected by such termination), the Parties shall negotiate in good faith to amend Exhibit A-1 or Exhibit A-2 hereto, as applicable, with respect to such impacted Service to mitigate the effect of the dependency, which amendment shall be consistent with the terms of, and the pricing methodology used for, comparable Services; provided that if the Parties cannot agree despite good faith negotiation and Recipient nevertheless terminates the Service that other ongoing Services are dependent on, Provider shall not be liable for any failure in the ongoing Services resulting from such dependency.  Notwithstanding anything to the contrary in this Agreement, in no event shall the Service Period for any Service continue beyond the Service Period of any other Service upon which such Service is dependent, as identified in Exhibit A-1 or Exhibit A-2 or as determined by the Parties in accordance with the second sentence of this Section 6.3.

Section 6.4          Effect of Termination.  Upon the termination of any Service pursuant to this Agreement, Provider shall have no further obligation to provide such terminated Service, and Recipient shall have no obligation to pay any Fees relating to such Service for the period following the effective date of the termination of such Service; provided that Recipient shall remain obligated to Provider for (a) the Fees owed and payable in respect of Services provided prior to or on the effective date of the termination of such Service, (b) reimbursable costs and expenses and (c) any applicable Early Termination Costs.  In connection with the termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination, and in connection with a termination or the expiration of this Agreement, Article I, Section 2.3(f), this Article VI, Article VII, Article VIII, Article IX, Article X, and any other Section or Article that by its terms is intended to survive the termination or expiration of this Agreement, and all liability for all due and unpaid Fees, reimbursable costs and expenses and Early Termination Costs, shall continue to survive the termination or expiration of this Agreement indefinitely.

Section 6.5          Return of Provider Property.  Upon termination of this Agreement, Recipient shall promptly return or cause to be returned (in substantially the same working order as it was in when it was provided by Provider, ordinary wear and tear excepted, taking substantially the same level of care exercised by Recipient with respect to its own property) to Provider any property provided by Provider to Recipient in connection with the provision of Services under this Agreement.

ARTICLE VII

CONFIDENTIALITY; PROTECTIVE ARRANGEMENTS

Section 7.1          Company and SpinCo Obligations.  Subject to Section 7.4, until the five (5)-year anniversary of the date of the termination or expiration of this Agreement, each of the Company and SpinCo, on behalf of itself and each of its Affiliates and Subsidiaries, agrees to hold, and to direct its representatives to hold, in strict confidence, all Confidential Information concerning the other Party or its Subsidiaries or their respective businesses that is furnished by such other Party or such other Party’s Subsidiaries or their respective representatives at any time pursuant to this Agreement, using at least the same standard of care to prevent the public disclosure and dissemination thereof that such Party would apply to its own Confidential Information of like nature and significance.  Neither Party shall use any Confidential Information of the other Party other than in connection with this Agreement, except, in each case, to the extent that such Confidential Information is or was (a) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any of its Subsidiaries or any of their respective representatives in violation of this Agreement, (b) later lawfully acquired from other sources by such Party or any of its Subsidiaries, which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such Confidential Information or (c) independently developed or generated without reference to or use of the Confidential Information of the other Party or any of its Subsidiaries.

Section 7.2          Privacy and Data Protection Laws.  In its performance of this Agreement, each Party shall comply with all applicable state, federal and foreign privacy and data protection Laws that are or that may in the future be applicable to the provision of the Services under this Agreement.

Section 7.3          Data Processing Agreement.  With respect to data processing related to the Services provided under this Agreement, the Parties will enter into a data processing agreement, substantially in the form of Exhibit B attached hereto, simultaneously with the execution of this Agreement.

Section 7.4          Protective Arrangements.  If a Party or any of its Subsidiaries either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any of its Subsidiaries) that is required to remain confidential pursuant to Section 7.1, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party.  If such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, in each case to the extent legally permitted.

ARTICLE VIII

LIMITED LIABILITY AND INDEMNIFICATION

Section 8.1          Limitations on Liability.

(a)          THE CUMULATIVE AGGREGATE LIABILITIES OF PROVIDER AND ITS SUBSIDIARIES, COLLECTIVELY, UNDER THIS AGREEMENT FOR ANY ACT OR

FAILURE TO ACT IN CONNECTION HEREWITH (INCLUDING THE PERFORMANCE OR BREACH OF THIS AGREEMENT), OR FROM THE SALE, DELIVERY, PROVISION, RECEIPT, USE OF OR FAILURE TO PROVIDE ANY SERVICES PROVIDED UNDER OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, SHALL NOT EXCEED THE AGGREGATE FEES ACTUALLY PAID AS OF SUCH TIME TO PROVIDER BY RECIPIENT PURSUANT TO THIS AGREEMENT.

(b)          IN NO EVENT SHALL EITHER PARTY, ITS SUBSIDIARIES OR THEIR RESPECTIVE REPRESENTATIVES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, EXEMPLARY, OR SIMILAR DAMAGES, DIMINUTION IN VALUE OR DAMAGES CALCULATED BASED ON MULTIPLES OF REVENUE, EARNINGS OR OTHER METRICS (INCLUDING LOST PROFITS OR LOST REVENUES) IN CONNECTION WITH THE SALE, DELIVERY, PROVISION, RECEIPT OR USE OF OR FAILURE TO PROVIDE SERVICES PROVIDED UNDER OR CONTEMPLATED BY THIS AGREEMENT (UNLESS SUCH DAMAGES ARE ACTUALLY AWARDED AND PAID TO AN UNAFFILIATED THIRD PARTY BY A COURT OF COMPETENT JURISDICTION IN RESPECT OF A THIRD PARTY CLAIM), WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, AND EACH PARTY HEREBY WAIVES ON BEHALF OF ITSELF, ITS SUBSIDIARIES AND ITS REPRESENTATIVES ANY CLAIM FOR SUCH DAMAGES.

(c)          The limitations set forth in Sections 8.1(a) and (b) shall not apply in respect of any Losses arising out of or in connection with (i) fraud or willful misconduct of or by the Party to be charged; (ii) either Party’s liability for breaches of confidentiality obligations under Article VII; or (iii)  Fees or other reimbursable costs or expenses pursuant to this Agreement.

Section 8.2          Recipient Indemnity.  Subject to Section 8.1 and without limiting any of the indemnification, damages or remedy provisions that are expressly contained in the Merger Agreement, the Separation Agreement or any other Transaction Document (including Section 7.8 of the Merger Agreement and Section 2.14 and Article VI of the Separation Agreement), Recipient agrees to indemnify, defend and hold harmless Provider, its Subsidiaries and each of their respective representatives, and each of the successors and assigns of any of the foregoing (collectively, the “Provider Indemnitees”), from and against any and all Losses to the extent arising from, relating to or in connection with (a) Recipient’s breaches of confidentiality obligations under Article VII or obligations to pay Fees, reimbursable costs and expenses, Early Termination Costs or other amounts due and payable under this Agreement, (b) Recipient’s gross negligence, fraud or willful misconduct in connection with this Agreement and (c) this Agreement, any Services provided by such Provider Indemnitee hereunder, or any use of such Service by Recipient, any of its respective Affiliates or any other Person, except to the extent such damages, loss, cost or liability are actually caused by the Provider Indemnitee’s gross negligence, fraud or willful misconduct.

Section 8.3          Provider Indemnity.  Subject to Section 8.1 and without limiting any of the indemnification, damages or remedy provisions that are expressly contained in the Merger Agreement, the Separation Agreement or any other Transaction Document (including Section 7.8 of the Merger Agreement and Section 2.14 and Article VI of the Separation Agreement), Provider

agrees to indemnify, defend and hold harmless Recipient, its Subsidiaries and each of their respective representatives, and each of the successors and assigns of any of the foregoing (collectively, the “Recipient Indemnitees”), from and against any and all Losses to the extent arising from, relating to or in connection with (a) Provider’s breaches of confidentiality obligations under Article VII, and (b) Provider’s gross negligence, fraud or willful misconduct in connection with this Agreement.

Section 8.4          Indemnification Procedures.  The procedures for indemnification set forth in Sections 6.6, 6.7, 6.10 and 6.11 of the Separation Agreement shall govern claims for indemnification under this Agreement.

Section 8.5          Liability for Payment Obligations.  Nothing in this Article VIII shall be deemed to eliminate or limit, in any respect, Recipient’s obligations to pay Fees, reimbursable costs and expenses, Early Termination Costs or other amounts due and payable under this Agreement.

Section 8.6          Exclusive Remedy.  Notwithstanding anything to the contrary herein, the provisions of Sections 8.2, 8.3 and 8.5 shall, to the maximum extent permitted by applicable Law, be the sole and exclusive remedies of the Provider Indemnitees and the Recipient Indemnitees, as applicable, for any liability relating to or arising from this Agreement and the transactions contemplated hereby, and each Party hereby waives and releases, to the fullest extent permitted by applicable Law, any and all other rights, remedies, claims and causes of action (including rights of contributions, if any), whether known or unknown, foreseen or unforeseen, which exist or may arise in the future, whether arising from or based upon statute, principle of common or civil law, principles of strict liability, tort, contract or otherwise that any Party may have against the other Party under this Agreement; provided, however, that the foregoing shall not deny (a) any Party equitable remedies with respect to breaches of confidentiality obligations under Article VII or (b) any Party or its Affiliates any remedies under the Merger Agreement or any Transaction Document other than this Agreement.

ARTICLE IX

DISPUTES

Section 9.1          Disputes.  In the event of any controversy, dispute or claim arising out of or relating to any Party’s rights or obligations under this Agreement (whether arising in contract, tort or otherwise), calculation or allocation of the costs of any Service or otherwise arising out of or relating in any way to this Agreement (including the interpretation or validity of this Agreement) (a “Dispute”), the Parties agree that each Party’s TSA Manager and each Party’s applicable Service Manager (or such other persons as the Parties may designate) shall negotiate in good faith in an attempt to resolve such Dispute amicably.  It is the intent of the Parties to use their respective commercially reasonable efforts to resolve expeditiously any Dispute that may arise from time to time on a mutually acceptable negotiated basis.

Section 9.2          Escalation; Mediation.

(a)          In furtherance of the foregoing, if such Dispute has not been resolved to the mutual satisfaction of the Parties within ten (10) Business Days after the initial written notice of the Dispute (or such longer period as the Parties may agree), then any Party involved in a Dispute with respect to such matters (except as otherwise specifically provided in the Merger Agreement or any other Transaction Document) may deliver a notice (an “Escalation Notice”) demanding a meeting involving representatives of the Parties at a senior level of management of the Parties (or if the Parties agree, of the appropriate strategic business unit or division within such entity). A copy of any such Escalation Notice shall be given to the general counsel, or like officer or official, of each Party involved in the Dispute (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such discussions or negotiations between the Parties may be established by the Parties from time to time; provided, however, that the Parties shall use their commercially reasonable efforts to resolve the Dispute within fifteen (15) Business Days after the Escalation Notice. If such Dispute has not been resolved to the mutual satisfaction of the Parties within fifteen (15) Business Days after delivery of the Escalation Notice, then one (1) director of each of the Company and SpinCo, or their respective designees (each a “Director Designee” and, together, the “Director Designees”), shall negotiate in good faith in an attempt to resolve such Dispute amicably.

(b)          If the Parties are not able to resolve the Dispute through the escalation process set forth in Section 9.2(a) within ten (10) Business Days after escalation to the Director Designees, or the Company, on the one hand, or SpinCo, on the other, reasonably concludes that the other Party is not willing to use commercially reasonable efforts to resolve expeditiously such Dispute, then each Party shall have the right to refer the Dispute to mediation by providing written notice to the other Party.  If either Party refers the Dispute to mediation pursuant to the prior sentence, then the Parties shall retain a mediator to aid the Parties in their discussions and negotiations by informally providing advice to the Parties. Unless mutually agreed by the Parties in writing, any opinion expressed or delivered by the mediator shall be strictly advisory and shall not be binding on the Parties, nor shall any opinion expressed or delivered by the mediator be admissible in any other proceeding. The mediator may be chosen from a list of mediators previously selected by the Parties or by other agreement of the Parties. If a mediator cannot be agreed upon by the Parties within ten (10) days of a Party providing written notice of mediation pursuant to the first sentence of this Section 9.2(b), then each of the Company and SpinCo shall nominate a mediator, and those two (2) mediators will select a third (3rd) mediator unaffiliated to either Party who shall act as the mediator for such Dispute. Costs of the mediation shall be borne equally by the Parties involved in the matter, except that each Party shall be responsible for its own expenses. Mediation shall be a prerequisite to the commencement of any Action by a Party; provided that no Party shall be required to engage in more than thirty (30) days of mediation prior to commencing an Action.

Section 9.3          Court Actions.  If any Party, after complying with the provisions set forth in Section 9.2, desires to commence an Action, then such Party, subject to Section 9.2 and Section 10.10, may submit the Dispute (or such series of related Disputes) to any Chosen Court in accordance with Section 10.10.

Section 9.4          Conduct during Dispute Resolution Process.  Unless otherwise agreed in writing, the Parties shall, and shall cause their respective TSA Managers, Service Managers and other employees to, continue to honor all covenants and agreements under this Agreement in accordance with the terms hereof during the course of dispute resolution pursuant to the provisions of this Article IX, unless such covenants or agreements are the specific subject of the Dispute at issue.

Section 9.5          Disputes Over Fees and Early Termination Costs.  Any Party that wishes to initiate a Dispute regarding the amount of Fees or Early Termination Costs (a “Fee Dispute”) must notify the other Party in writing within thirty (30) days of the receipt of the applicable invoice (unless an extension is mutually agreed).  If any such Fee Dispute is finally resolved by the applicable Service Managers, the TSA Managers or pursuant to the dispute resolution process set forth or referred to in Section 9.1 and Section 9.2 and it is determined that the Fees or the Early Termination Costs, as applicable, that Provider has invoiced Recipient, and that Recipient has paid to Provider, is greater or less than the amount that the Fees or the Early Termination Costs, as applicable, should have been, then (a) if it is determined that Recipient has overpaid the Fees or the Early Termination Costs, as applicable, Provider shall within five (5) Business Days after such determination reimburse Recipient an amount of cash equal to such overpayment, plus the Interest Payment, accruing from the date of payment by Recipient to the time of reimbursement by Provider, and (b) if it is determined that Recipient has underpaid the Fees or the Early Termination Costs, as applicable, Recipient shall within five (5) Business Days after such determination reimburse Provider an amount of cash equal to such underpayment, plus the Interest Payment, accruing from the date such payment originally should have been made by Recipient to the time of payment by Recipient.

ARTICLE X

MISCELLANEOUS

Section 10.1          Further Assurances.  Each Party shall take, or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing and delivery of any and all documents and instruments that any other Party may reasonably request in order to effect the intent and purpose of this Agreement and the transactions contemplated hereby.

Section 10.2          Title to Intellectual Property.  Except as expressly provided for under the terms of this Agreement or the Merger Agreement, each Party acknowledges that it shall acquire no right, title or interest (except for the express license rights set forth in Section 10.3(a)(ii)) in any Intellectual Property rights, IT Assets, information, Software or other Technology which are owned or licensed by the other Party by reason of the provision of the Services hereunder.  Neither Party shall remove or alter any copyright, trademark, confidentiality or other proprietary notices that appear on any IT Assets, information, Software or other Technology owned or licensed by the other Party, and each Party shall reproduce any such notices on any and all of its copies of any IT Assets, information, Software or other Technology owned or licensed by the other Party.  Neither Party shall attempt to decompile or reverse engineer copies of any Software owned or licensed by the other Party that is provided in object code form only, and each Party shall promptly notify the other Party of any such attempt, regardless of whether by it or any Third Party, of which it becomes aware.

Section 10.3          License.

(a)          Without affecting the rights and obligations of the Parties in the Merger Agreement or the Separation Agreement, with respect to each of the Services:

(i)          Recipient hereby grants to Provider, and Provider hereby accepts, a nonexclusive, nontransferable (subject to Section 10.5), irrevocable, worldwide right during the Service Period to use the Recipient Systems only to the extent necessary and for the sole purpose of performing Provider’s obligations under this Agreement, and not for any other purpose; and

(ii)          Provider hereby grants to Recipient, and Recipient hereby accepts, a nonexclusive, nontransferable (subject to Section 10.5), irrevocable, worldwide right (A) during the Service Period to use the Provider Systems only to the extent necessary and for the sole purpose of receiving the Services under this Agreement, and not for any other purpose, and (B) perpetually to use any information, Software or other Technology, including Intellectual Property therein, owned by Provider that is delivered to Recipient expressly for continued use after the relevant Service Period, provided that such information, Software or other Technology (and Intellectual Property therein) is only used in the same manner as used during the relevant Service Period.

(b)          Subject to Section 10.3(a)(ii)(B), the limited rights to use the Recipient Systems and the Provider Systems granted in this Section 10.3 for each of the Services will terminate at the end of the applicable Service Period for such Service and will under no circumstances survive the termination or expiration of this Agreement.

Section 10.4          Independent Contractors.  The Parties each acknowledge and agree that they are separate entities, each of which has entered into this Agreement for its own independent business reasons.  The relationships of the Parties hereunder are those of independent contractors and nothing contained herein shall be deemed to create a joint venture, partnership, principal-agent or any other relationship between the Parties.  Personnel performing Services hereunder do so on behalf of, under the direction of, and as Personnel of, Provider, and Recipient shall have no right, power or authority to direct such Personnel.

Section 10.5          Assignability.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party; provided that no consent of the other Party shall be required for the assignment of a Party’s rights and obligations under this Agreement in whole or in part to any of its wholly-owned Subsidiaries; provided that no such assignment shall release such Party from any liability or obligation under this Agreement.

Section 10.6          No Third Party Beneficiaries.  Except as provided in Article VIII with respect to the Provider Indemnitees and the Recipient Indemnitees in their capacities as such, which is intended to benefit, and to be enforceable by, the Provider Indemnitees and Recipient Indemnitees, this Agreement is not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter of any provision hereof.

Section 10.7          Force Majeure.  No Party shall be deemed in default of this Agreement for any delay or failure to fulfill any obligation hereunder (other than a payment obligation) so long as and to the extent to which any delay or failure in the fulfillment of such obligations is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure.  In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay unless this Agreement has previously been terminated under Article VI.  A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such Force Majeure, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as reasonably practicable (and in no event later than the date that the affected Party resumes providing analogous services to, or otherwise resumes analogous performance under any other agreement for, itself or its Affiliates) unless this Agreement has previously been terminated under Article VI.  Recipient shall be relieved of the obligation to pay Fees for the affected Service(s) throughout the duration of such Force Majeure.

Section 10.8          [RESERVED].

Section 10.9          Notices.  Except as specified in Section 3.2, all notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in accordance with Section 10.3 of the Merger Agreement, mutatis mutandis.

Section 10.10          Governing Law; Submission; Jurisdiction.  This Agreement, and all claims, disputes, controversies or causes of action (whether in contract, tort, equity or otherwise) that may be based upon, arise out of or relate to this Agreement (including any exhibit hereto) or the negotiation, execution or performance of this Agreement (including any claim, dispute, controversy or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.  Except as set forth in Article IX, each of the Parties agrees that any Action related to this Agreement shall be brought exclusively in the Court of Chancery of the State of Delaware or, if under applicable Law, exclusive jurisdiction over such matter is vested in the federal courts, any federal court in the State of Delaware and any appellate court from any thereof (the “Chosen Courts”).  By executing and delivering this Agreement, each of the Parties irrevocably:  (i) except as set forth in Article IX, accepts generally and unconditionally submits to the exclusive jurisdiction of the Chosen Courts for any Action relating to this Agreement; (ii) waives any objections which such party may now or hereafter have to the laying of venue of any such Action contemplated by this Section 10.10 and hereby further irrevocably waives and agrees not to plead or claim that any such Action has been brought in an inconvenient forum; (iii) agrees that it will not attempt to deny or defeat the personal jurisdiction of the Chosen Courts by motion or other request for leave from any such court; (iv) agrees that it will not bring any Action contemplated by this Section 10.10 in any court other than the Chosen

Courts; (v) agrees that service of all process, including the summons and complaint, in any Action may be made by registered or certified mail, return receipt requested, to such party at their respective addresses provided in accordance with Section 10.9 or in any other manner permitted by Law; and (vi) agrees that service as provided in the preceding clause (v) is sufficient to confer personal jurisdiction over such Party in the Action, and otherwise constitutes effective and binding service in every respect.  Each of the Parties agrees that a final judgment in any Action in a Chosen Court as provided above may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, and each party further agrees to the non-exclusive jurisdiction of the Chosen Courts for the enforcement or execution of any such judgment.

Section 10.11          Incorporation by Reference.  Sections 10.4 through 10.6 (Headings; Entire Agreement; Amendments and Waivers) and 10.9 through 10.11 (Waiver of Jury Trial; Severability; Counterparts) of the Merger Agreement are incorporated by reference into this Agreement, mutatis mutandis, except that each reference to “this Agreement,” “any Transaction Document” or “each Transaction Document,” in such sections of each of the Merger Agreement and Separation Agreement shall be deemed to refer to this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by persons duly authorized as of the date and year first above written.

JACOBS SOLUTIONS INC.

By:	/s/ Justin Johnson
	Name:	Justin Johnson
	Title:	Senior Vice President and Corporate Secretary

[Signature Page to Transition Services Agreement]

AMENTUM HOLDINGS, INC.

By:	/s/ Paul W. Cobb, Jr.
	Name:	Paul W. Cobb, Jr.
	Title:	Secretary

[Signature Page to Transition Services Agreement]